Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Euronet Worldwide, Inc.:

We consent to the use of our report dated March 2, 2009, with respect to the consolidated balance sheets of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference. Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for its financial assets and liabilities as of January 1, 2008, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, as of January 1, 2007.

/s/ KPMG LLP

Kansas City, Missouri

August 7, 2009